Exhibit 4(a).6

Addendum 2–Final

ROSS SYSTEMS INC

as Purchaser

ADVANTAGE GROWTH FUND

JOHN CAINES

SIOBHAN SUTCLIFFE

MARK SUTCLIFFE

ROB ARCHER

ROBIN WIGHT

STEVE MASSEY

ALISTAIR NORMAN

RICHARD TESTER

ROY THOMAS

JOHN CLEMENT

RICHARD CRAIG

PHIL HIGNETT

COLIN DOWNES

DAN SAUNDERS

ROBIN WEST

JAMES WOOD

JAMES CUTTER

ANDY NEILSON

SARAH WESTON

DI JUDD

as Sellers

ADDENDUM 2 TO STOCK PURCHASE AGREEMENT & RELEASE

Addendum 2 – Final	1

Addendum 2–Final

ADDENDUM 2 TO STOCK PURCHASE AGREEMENT

This ADDENDUM 2 TO THE STOCK PURCHASE AGREEMENT dated 31st January 2010 amends the: (a) Stock Purchase Agreement dated October 6, 2006; and (b) the Addendum to Stock Purchase Agreement dated September 2008, and is made by and among:

ROSS SYSTEMS INC, a company organized and existing under the laws of Delaware (the “Purchaser”); and ADVANTAGE GROWTH FUND LP registered in England and Wales as a limited partnership with registered number LP8457 whose principal place of business is at Cavendish House 39-41 Waterloo Street Birmingham B2 5PP (“AGF”), acting by its general partner, Advantage Growth Fund (General Partner) Limited, MR. JOHN CAINES having an address of 1 Charlton Park Gate, Cheltenham, GL53 7DJ, UK, MR. MARK SUTCLIFFE having an address of 2550 Flamingo Drive Miami Beach Florida 33140 USA , MRS. SIOBHAN SUTCLIFFE having an address of 2550 Flamingo Drive Miami Beach Florida 33140 USA, MR. ROBERT ARCHER having an address of 446 Quinton Road West, Quinton, Birmingham, B32 1QG, UK, MR. ROBIN WIGHT having an address of Owlsclough Famr Cotton Dell Oakamoor ST10 3DL UK , MR. STEVEN MASSEY having an address of 25 Tower Road, Worcester, WR3 7AF, UK, MR. ALISTAIR NORMAN having an address of 9, Kings Hall, The Academy, Wake Green Road, Moseley, Birmingham, B13 9HW, UK, MR. RICHARD TESTER having an address of 1500 Bay Road, Apartment 230, South Beach, Miami, Florida, 33139, USA, MR. ROY THOMAS having an address of 19 Coach House Mews, Coventry Road, Warwick, Warwickshire, CV34 4LD, MR. JOHN CLEMENT 6 Yarn Lane, Dickens Heath, Solihull B90 1TU, UK, MR. RICHARD CRAIG having an address of 13 Catesby Croft, Loughton, Milton Keynes, MK5 8FH, UK, MR. PHIL HIGNETT having as address of Apartment 116, 1500 Bay Road, Miami, Florida, 33139 USA, MR. COLIN DOWNES having an address of 95 The Glassworks, 3 Canal Square, Birmingham B16 8FL, UK, MR. DAN SAUNDERS having an address of 8 Hyde Lane, Kinver, Stourbridge, DY7 6AF, UK, MR. ROBIN WEST having an address of Apartment 1525, 1508 Bay Road, Miami, Florida, 33131, USA, MR. JAMES WOOD having an address of 29 Westgate Apartments, 10 Arthur Place, Birmingham, B1 3DA, UK, MR. JAMES CUTTER having an address of 38 Lovelace Avenue, Solihull, West Midlands, B90 3JP, UK, MR. ANDY NEILSON having an address of 5 Popular Avenue, Tividale, West Midlands, B69 1RG, MS. SARAH WESTON having an address of 52 Thornfiled Road, Acocks Green, Birmingham, B27 7EB, UK and MS. DI JUDD having an address of 162 Farnborough Road, Castle Vale, Birmingham, B35 7NE, UK collectively, the “Sellers”; all of whom may be collectively referred to herein as the “Parties” or individually as a “Party”.

WITNESSETH

WHEREAS on or about October 6, 2006, the Parties executed a Stock Purchase Agreement whereby the Purchaser acquired 100% of the Shares of MVI Holdings Limited (company number 4376578) from the Sellers (the “Stock Purchase Agreement”).

WHEREAS on or about September, 2008 the Parties to the Stock Purchase Agreement agreed to amend the Stock Purchase Agreement so that the calculation of the Third Instalment was amended and the earn-out period was extended until the calendar year end 2010 by the addition of a Fourth Instalment (“Addendum 1”).

WHEREAS the Parties to the Stock Purchase Agreement and to Addendum 1 have now agreed to further amend the Stock Purchase Agreement and Addendum 1, by agreeing on: (i) an amount to be paid for the Third Instalment and the Fourth Instalment; (ii) amended payment terms for the Third Instalment and the Fourth Instalments; and (iii) the deletion of all restrictions on the operation of the Business and the Company placed on the Purchaser under the Stock Purchase Agreement and Addendum 1.

Addendum 2 – Final	2

Addendum 2–Final

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

Section 1. Definitions and Principles of Construction

Capitalized terms in this Addendum 2 shall have the same meaning as given in the Stock Purchase Agreement and Addendum 1 unless a term is specifically defined herein in which case such term shall have the meaning as defined herein. The principles of construction as provided for in the Stock Purchase Agreement shall apply to this Addendum 2.

“Addendum 1” shall mean the Addendum to the Stock Purchase Agreement dated September 2008.

“Addendum 2” shall mean this Addendum 2 to the Stock Purchase Agreement & Release.

“Claim” means any allegation, debt, cause of action, liability, claim, proceeding, suit or demand of any nature howsoever arising and whether present or future, fixed or unascertained, actual or contingent whether at law, in equity, under statute or otherwise including without limitation any claim for legal costs or expenses.

“Stock Purchase Agreement” shall mean the Stock Purchase Agreement dated October 6, 2006, by and between the Purchaser and the Sellers, the exhibits and schedules thereto and the certificates delivered in accordance therewith.

Section 2. Previous Payments & Amendments

2.01 Stock Purchase Agreement & Addendum 1

(a) All provisions not expressly amended in this Addendum 2 shall remain binding and enforceable as set forth in the Stock Purchase Agreement and Addendum 1.

(b) The Sellers acknowledge that this Addendum 2 replaces, in its entirety, the Purchaser’s obligations with respect to the Third Instalment.

2.02 Previous Payments

(a) The Sellers hereby acknowledge and agree that each of the First Instalment, Second Instalment, the NAV Adjustment and the True-Up Amount (“Previous Payments”) have been paid to each Seller in the correct amount and none of the Sellers will contest the quantum or receipt of such Previous Payments. Each Seller hereby releases the Purchaser and its Affiliates from all Claims relating to the Previous Payments. This release covers all Claims, however described and however arising, whether or not the facts or law giving rise to any such Claim are presently within the knowledge or contemplation of any party or have been discussed between them.

(b) The Sellers hereby acknowledge and agree that upon receipt of the Third Instalment and the Fourth Instalment in the amount set forth in Section 2.03(a)(i) and Sections 2.03(a)(ii) of this Addendum 2, none of the Sellers will contest the quantum of such Third Instalment or Fourth Instalment and each Seller will upon receipt automatically release the Purchaser and its Affiliates from all Claims relating to the Third Instalment and the Fourth Instalment. This release covers all Claims, however described and however arising, whether or not the facts or law giving rise to any such Claim are presently within the knowledge or contemplation of any party or have been discussed between them.

Addendum 2 – Final	3

Addendum 2–Final

2.03 Third Installment & Fourth Installment

(a) Amount. Notwithstanding anything contained in the Stock Purchase Agreement or Addendum 1, the parties agree that:

(i) the Third Instalment shall be US$2,100,000;

(ii) the Fourth Instalment shall be US$1,600,000.

(b) Payment Terms. Notwithstanding any other provision contained in the Stock Purchase Agreement or Addendum 1,the parties agree that:

(i) the Third Instalment shall be payable on or before 30 June 2010;

(ii) the Fourth Instalment shall be payable as follows:

(A) US$600,000 on or before 31 August 2010;

(B) US$500,000 on or before 31 October 2010; and

(C) US$500,000 on or before 2 January 2011.

(c) Banking Details and Amounts to be deducted for Legal Costs. Notwithstanding anything contained in this Addendum 2, the Sellers’ acknowledge and agree that no Third Installment or Fourth Installment shall be payable until the Purchaser has received:

(i) each of the Sellers banking details; and

(ii) written confirmation from Mark Sutcliffe, on behalf of the Sellers, of the exact amount of Legal Costs and the Cost Refund to be paid to the Sutcliffes in accordance with Section 4.01 of this Addendum 2.

(d) Apportionment of Third Installment and Fourth Installment. All amounts paid to the Sellers under this Addendum 2 shall be apportioned between the Sellers on a pro-rata basis relative to each Sellers’ percentage ownership of Equity Interest prior to Closing as set out in the second column titled “New%” of Schedule 1 after making the required deductions or refunds as required by Section 4.01 of this Addendum 2.

(e) Holdback and Indemnities. The holdback granted in Section 2.02(h) of the Stock Purchase Agreement and Section 2.02(g) of Addendum 1 and the Indemnities granted in Section 10 of the Stock Purchase Agreement shall not apply to the Third Installment and/or to the Fourth Installment to the intent that the Third and Fourth Installments shall be paid in full without any holdback, deduction set off counterclaim or withholding whether in respect of any Claim or alleged Claim whether under the Stock Purchase Agreement or the Addendum or in respect of any other matter, thing, cause, event, agreement or obligation howsoever arising. For the avoidance of doubt the Indemnified Period shall be deemed to have ended, without any Claim being made, on the date of this Addendum.

(f) Interest. Any sums due to the Seller under this Addendum shall bear interest at the rate of 2.5 per cent above the bank lending rate of Royal Bank of Scotland Plc from time to time.

2.04 No Restrictions on Purchaser’s operation of Company.

(a) The Sellers acknowledge and agree that Section 6.04 of the Stock Purchase Agreement shall be deleted in its entirety.

(b) The Sellers acknowledge and agree that Schedule 1 (Adjusted Operating Profit) and Schedule 3 (CDC Factory Business Plan) of Addendum 1 shall no longer be relevant and shall be deemed to be deleted in its entirety.

Addendum 2 – Final	4

Addendum 2–Final

(c) For the avoidance of doubt, the Sellers acknowledge and agree that from the date of this Addendum 2, the Purchaser shall have no restrictions whatsoever on its operation of the Company and shall be entitled, if it so desires, to integrate it with any other businesses or Companies of the Purchaser or any Affiliate.

Section 3 Termination

3.01 Termination. This Addendum 2 may be terminated, and the transactions contemplated hereby may be abandoned, by the Purchaser in the event that 100% of the Sellers have not executed this Addendum 2 by 28 February 2010.

3.02 Effect of Termination. If this Addendum 2 is validly terminated pursuant to Section 3.01, this Addendum 2 will forthwith become null and void, and there will be no liability or obligation on the part of any Seller or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or Affiliates), except that the provisions with respect expenses in Section 4.01 and confidentiality in Section 4.08 shall continue to apply following any such termination.

Section 4 Miscellaneous

4.01 Expenses. The Sellers (and not the Company) shall pay for their costs and expenses relating to the negotiation and execution of this Addendum 2. In addition the Sellers acknowledge that the costs and expenses incurred by the Sellers in respect of the negotiation and execution of Addendum 1 and Addendum 2 of not more than £6,000 (“Legal Costs”) were or will be borne exclusively by Mark Sutcliffe and Siobhan Sutcliffe (the “Sutcliffes”). Upon receipt of instructions from Mark Sutcliffe in accordance with Section 2.03(c) of this Addendum 2, the Sellers hereby authorize the Purchaser to deduct 58.21% of the Legal Costs (“Cost Refund”) from the Third Installment from the amounts due to the Sellers other than the Sutcliffes and pay the Cost Refund to Mark Sutcliffe in addition to the sums due to Mark Sutcliffe from the Third Installment and then deduct the amount of the Cost Refund from the amounts to be received by the remaining Sellers on a pro rata basis relative to each Sellers’ percentage ownership of Equity Interest prior to Closing as set out in the second column titled “New%” of Schedule 1.

4.02 No Third Party Beneficiary. The terms and provisions of this Addendum 2 are intended solely for the benefit of each party hereto and their respective successors or permitted assigns.

4.03 Assignment; Binding Effect. Subject always to the subsequent sentence, neither this Addendum 2 nor any right, interest or obligation hereunder may be assigned by any party hereto without the prior written consent of the other party hereto and any attempt to do so will be void, except for assignments and transfers by operation of Law.

4.04 Invalid Provisions. If any provision of this Addendum 2 is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Addendum 2 will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) the remaining provisions of this Addendum 2 will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom; and (c) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Addendum 2 a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.

4.05 Governing Law. This Addendum 2 shall be governed by and construed in accordance with the laws of the United Kingdom without giving effect to the conflicts of laws principles thereof.

Addendum 2 – Final	5

Addendum 2–Final

4.06 Jurisdiction. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Addendum 2 or the transactions contemplated hereby shall be brought against any of the parties in the courts of England and Wales and each of the parties hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such suit, action or proceeding and waives any objection to venue laid therein.

4.07 Counterparts. This Addendum 2 may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

4.08 Confidentiality. The confidentiality provisions contained in Section 12.12 of the Stock Purchase Agreement shall apply to this Addendum 2.

IN WITNESS WHEREOF, this Addendum has been duly executed and delivered by the duly authorized officer of each party hereto, and shall be effective as of the date first above written

ROSS SYSTEMS INC

By:	/s/ C.J. Clough
Name:	C.J. Clough
Title:	Director / Chairman CDC Software Co.

ADVANTAGE GROWTH FUND LP acting by its General Partner, Advantage Growth Fund (General Partner) Limited

By:	/s/ Tony Stott
Name:	Tony Stott
Title:	Director

By:	/s/ Roger Wood
Name:	Roger Wood
Title:	Director

/s/ John Caines
JOHN CAINES

/s/ Siobhan Sutcliffe
SIOBHAN SUTCLIFFE

/s/ Mark Sutcliffe
MARK SUTCLIFFE

/s/ Robert Archer
ROBERT ARCHER

Addendum 2 – Final	6

Addendum 2–Final

/s/ Robin Wight
ROBIN WIGHT

/s/ Steven Massey
STEVEN MASSEY

/s/ Alistair Norman
ALISTAIR NORMAN

/s/ Richard Tester
RICHARD TESTER

/s/ Roy Thomas
ROY THOMAS

/s/ John Clement
JOHN CLEMENT

/s/ Richard Craig
RICHARD CRAIG

/s/ Phil Hignett
PHIL HIGNETT

/s/ Colin Downes
COLIN DOWNES

/s/ Dan Saunders
DAN SAUNDERS

/s/ Robin West
ROBIN WEST

/s/ James Wood
JAMES WOOD

/s/ James Cutter
JAMES CUTTER

Addendum 2 – Final	7

Addendum 2–Final

/s/ Andy Neilson
ANDY NEILSON

/s/ Sarah Weston
SARAH WESTON

/s/ Di Judd
DI JUDD

Addendum 2 – Final	8